EXHIBIT 22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-3 (Nos. 333-275324) of McEwen Inc.,

2.	Registration Statement on Form S-4 (Nos. 333-281729) of McEwen Inc., and

3.	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, 333-222609, 333-275325 and 333-281728) of McEwen Inc.

of our reports dated March 16, 2026, with respect to the consolidated financial statements of McEwen Inc. and the effectiveness of internal control over financial reporting of McEwen Inc., included in this Annual Report (Form 10-K) of McEwen Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 16, 2026